Exhibit 99.1
Contact:

John L. McManus.
President and Chief Executive Officer
Aeolus Pharmaceuticals, Inc.
1-(949) 481-9825

Aeolus Pharmaceuticals Completes $1.5 Million Financing

MISSION VIEJO, CA—March 31, 2009 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS) announced today that it completed a $1.5 million financing with two existing institutional shareholders, both of which are affiliates of Xmark Opportunity Partners, LLC.  Under the terms of the financing agreement, Aeolus received $1.5 million in gross proceeds in exchange for 5,357,143 shares of Aeolus Pharmaceuticals common stock, and 5 year warrants to purchase up to 13,392,857 additional shares of Aeolus Pharmaceuticals common stock at an initial exercise price of $0.35 per share.   The proceeds from the transaction will be used to fund animal efficacy studies in Acute Radiation Syndrome, manufacturing of drug substance and for general corporate purposes.

“We are grateful for the continued support of Xmark and look forward to the progress this investment will allow us to make in the further development of AEOL 10150 as a potential broad spectrum countermeasure and ultimately as a treatment for cancer patients receiving radiation therapy”, stated John L. McManus, President and Chief Executive Officer of Aeolus Pharmaceuticals, Inc.

About AEOL 10150

AEOL 10150 is a small molecule that catalytically consumes reactive oxygen and nitrogen species (free radicals).  The compound is a manganoporphyrin that contains a positively-charged manganese metal ion that is able to accept and give electrons to and from reactive oxygen species (“ROS”) and reactive nitrogen species (“RNS”).  Research has shown that ROS and RNS have important cell signaling roles, and through its interaction with RNS and ROS, AEOL 10150 appears to have multiple mechanisms of action including anti-oxidant, anti-inflammatory and anti-angiogenic activities.  In animal studies AEOL 10150 has demonstrated reductions in the markers for tissue hypoxia, angiogenesis, inflammation and oxidative stress.  Specifically, AEOL 10150 is able to down-regulate oxidative stress and severe inflammation, which is responsible for much of the tissue destruction that occurs as a result of radiation exposure.

Potential for AEOL 10150 as a Countermeasure Against Multiple Terrorist Threats

AEOL 10150 has shown significant protective effects against radiation and mustard gas in animal models.  Additionally, based on its mechanism, it is believed that the compound may potentially protect against exposure to chlorine gas.  Studies will shortly be initiated to further explore AEOL 10150’s ability to protect the skin and lungs from damage due to exposure to mustard gas, and to protect the lungs from exposure to chlorine gas.  A compound with the potential to protect against multiple threats would be of significant benefit in both the military and civilian efforts to protect citizens against potential threats.  The FDA has a special “Animal Rule” under which compounds may be approved for use against chemical and nuclear threats on the strength of animal efficacy studies, which allows the potential for an accelerated approval path versus conventional pharmaceutical applications.

AEOL 10150 offers several unique advantages as a countermeasure for the treatment of ARS, mustard gas and chlorine gas for civilian and military populations. These include:

-- Flexible Treatment Paradigm – AEOL 10150 is intended for the treatment of patients post-exposure, even in those who are already exhibiting symptoms, eliminating the need for immediate administration in a predefined treatment window. This approach has the added benefit of not requiring biodosimetry (a means of laboratory analysis of the blood to determine the level of radiation exposure).

-- Advanced Development Stage – AEOL 10150 has demonstrated safety in three human clinical trials, and has an extensive pre-clinical safety and toxicology package completed. The product also has an established stability profile that permits long-term storage.

-- Large scale manufacturing – Aeolus has contract capacity with a large manufacturing site to mass produce large quantities of AEOL 10150 under GMP conditions.

-- Multiple Applications – AEOL 10150 has demonstrated protective effects against radiation and mustard gas exposure, and within these indications has shown the ability to treat multiple organ systems.

-- Commercial Application – Additionally, AEOL 10150 is being developed for use as an adjunct to cancer radiation therapy, and animal data suggest that the compound protects healthy normal cells from the effects of radiation without compromising the efficacy of the radiation in killing tumor cells.

About Aeolus Pharmaceuticals
Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that mimics and thereby amplifies the body’s natural enzymatic systems for eliminating reactive oxygen species, or free radicals.  Studies funded by the National Institutes for Health are currently underway evaluating AEOL 10150 as a treatment for exposure to mustard gas and will soon be initiated to evaluate the compound as a treatment for exposure to chlorine gas.  Additionally, the Company has initiated animal studies necessary to seek approval of the compound as a treatment to protect the lungs from exposure to radiation.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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